U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

________________________________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2007

AMERICAN SECURITY RESOURCES CORPORATION
(Formerly Kahuna Network Security Inc.)
(Formerly Computer Automation Systems, Inc.)
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of
Incorporation or Organization)

000-27419	75-2749166
(Commission File Number)	(I.R.S. Employer Identification No.)

9601 Katy Freeway, Suite 220
Houston, Texas, 77024
(Address of principal executive offices including zip code)

713-465-1001
(Registrant’s telephone number, including area code)

ITEM 8.01 - OTHER EVENTS

Statement of the negotiations and agreements between American Security Resources Corporation and The Maria Group Inc.

In the summer of 2006, American Security Resources Corporation (“ARSC”) was introduced to The Maria Group Inc. (“TMG”). We believed there were logical synergies between the two companies’ businesses and business plans.

After an initial demonstration of the working Noble Wind Turbine for which TMG held the exclusive rights, TMG presented ARSC with TMG’s business plan.

ARSC recognized the significance of the market opportunity for the Noble Wind Turbine which spins on a vertical axis, horizontal to the ground, but could not see how to fund the TMG business plan. TMG believed that generating hydrogen in off-peak hours to transfer wind energy to peak hours with fuel cell or other hydrogen using technology was a practical way to increase yields through “peak shaving”.

ARSC requested a smaller scale development and rollout budget from TMG and in the fall of 2006, ARSC and TMG signed a Letter of Intent for ARSC to acquire all the issued and outstanding stock of TMG for 17,500,000 shares of ARSC common stock. ARSC further agreed to fund up to $2,500,000 over 18 months to develop the commercial design of the Noble Wind Turbine and install the first three wind turbines in a wind farm.

ARSC presented TMG with a draft definitive agreement and, after several iterations of the agreement, it was finalized with closing set for April 30. On the weekend before closing, an investor who had previously received a presentation on TMG and the Noble Wind Turbine through the Houston Technology Center agreed to provide a $2,500,000 investment for a 40% interest in TMG.

Both ARSC and TMG recognized the greater benefit to TMG of the investor proposal and agreed that there were still significant benefits to be derived from a collaboration of the two companies going forward. To that end on Monday, April 30,
ARSC and TMG signed an agreement giving ARSC the exclusive right to develop and market a residential scale wind turbine based on the engineered design of the Noble Wind Turbine that should be available by late 2007. The companies also agreed to work together to develop wind farms and hydrogen based energy shifting.

ARSC did not have to issue the 17,500,000 shares of stock and is not obligated to provide funding to TMG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SECURITY RESOURCES CORPORATION
Date: May 10, 2007	By: /s/ Frank Neukomm
Frank Neukomm, Chairman of the Board